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                                                                    EXHIBIT 99.1


[America West Holdings Logo]                              [NEWS RELEASE GRAPHIC]

                                 Contact:      Jim Sabourin
                                               480/693-5729

FOR IMMEDIATE RELEASE:       Monday, September 10, 2001

                 AMERICA WEST ANNOUNCES MANAGEMENT RESTRUCTURING

         HAN, JOHNSON, KIRBY, MCCLELLAND NAMED EXECUTIVE VICE PRESIDENTS

        PHOENIX -- America West Holdings Corporation (NYSE:AWA) Chairman, President and Chief Executive Officer W. Douglas Parker today announced a restructuring of the senior management of the company and its subsidiary, America West Airlines, Inc.

        "The organizational restructuring is designed to facilitate communications across core departmental lines and provide a platform for continued success," said Parker. "The key functional areas of finance, marketing, operations and corporate administration will be led by four of the best and brightest individuals in the airline industry who have contributed greatly to the resurgence of America West. We are fortunate to have leaders of this caliber, and I am confident this team will guide America West to even greater heights in the years ahead."

        Bernard L. Han has been elected executive vice president and chief financial officer for both companies. He is responsible for America West's corporate finance, financial planning and analysis, accounting and investor relations activities. Han, 37, joined America West in 1996 as vice president, financial planning and analysis. He was promoted to senior vice president of planning in 1998. In 2000, he was named senior vice president - marketing and planning, and his responsibilities were expanded to include all of the airline's marketing and sales functions. Prior to joining America West, Han spent five years with Northwest Airlines in various financial management positions and three years with American Airlines in financial planning and analysis. He earned a bachelor of science, master of electrical engineering and master of business administration from Cornell University.

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        Stephen L. Johnson has been elected executive vice president - corporate for both companies. In this capacity, he has responsibility for human resources, labor relations, corporate communications, purchasing, fuel, real estate, risk management and corporate and legal affairs. Johnson, 45, joined America West in 1995 as vice president - legal affairs. He was promoted to senior vice president
- legal affairs later that year, to senior vice president - corporate affairs in 1997, and to senior vice president and chief administrative officer in 1999. Prior to joining America West, Johnson served as senior vice president and general counsel for GPA Group plc, a financial services company headquartered in Ireland. He received a bachelor of arts from California State University, Sacramento, and a master of business administration and juris doctor from the University of California, Berkeley.

        J. Scott Kirby has been named executive vice president of sales and marketing. In this capacity, he leads the company's marketing, sales, pricing and yield management, scheduling, reservations, distribution and information systems disciplines. Kirby, 34, joined the company in 1995 as senior director of scheduling and planning. He was promoted to vice president of planning in 1997 and to vice president - revenue management in 1998. In 2000 he was named senior vice president - e-business, and later that year his responsibilities were expanded to include the company's information systems functions. Prior to joining America West, Kirby served as an operations research consultant for Sabre Decision Technologies, a subsidiary of AMR Corp. He received bachelors degrees from the U.S. Air Force Academy and a master of science from George Washington University.

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AMERICA WEST ANNOUNCES MANAGEMENT RESTRUCTURING / 2

        Jeffrey McClelland has been promoted to executive vice president of operations for America West Airlines. His responsibilities include the airline's customer service programs and its maintenance, flight operations, system operations control, operations planning and safety functions. McClelland, 42, joined America West in 1999 as senior vice president - operations after eight years in senior management positions with Northwest Airlines and three years with American Airlines. He earned a bachelor of science from Northwestern University and a master of business administration from Stanford University.

        Han, Johnson, Kirby and McClelland, together with C.A. Howlett, senior vice president of public affairs, Patrick Sakole, chief safety officer, Joette Schmidt, vice president of customers, and Lorraine Ulrich, senior director - corporate audit, will report to Parker.

        Thomas K. MacGillivray, senior vice president and chief financial officer, has announced he is leaving the company. MacGillivray joined America West in January 2001. "Tom made significant contributions to America West in a short period of time," said Parker. "These contributions include aircraft financings and other enhancements to our balance sheet that will serve the company for years to come. We are thankful for his efforts."

        America West Holdings Corporation is an aviation and travel services company. Wholly owned subsidiary America West Airlines is the nation's eighth largest carrier serving 92 destinations with more than 900 daily departures in the U.S., Canada and Mexico. The Leisure Company, also a wholly owned subsidiary, is one of the nation's largest tour packagers.

        This press release can be accessed at www.americawest.com or via the company's fax-on-demand system by calling 888/AWA-FAXS.